Exhibit 10.22
Outside Director Compensation Plan(a)

Annual Cash Retainer:
Board Member	$30,000

Audit Committee Chair	$10,000
Audit Committee Member	No additional compensation
Compensation Committee Chair	$10,000
Compensation Committee Member	No additional compensation
Nominating Committee Chair	No additional compensation
Nominating Committee Member	No additional compensation

Additional Payments:
Attendance Fee for In Person Attendance at Board Meeting	$1,000
Attendance Fee for Telephone Attendance at Board Meeting	$500
Attendance Fee for Committee Meeting Attendance	$500

One-Time Option Grant
New directors — on date of initial election to Board	None

Annual Stock Option Grant(b)	$80,000

Annual Grant of Restricted Stock(c)	$30,000

Expense Reimbursement — for travel, lodging and other reasonable out-of-pocket expenses incurred in attending board and committee meetings

All amounts listed above are in U.S. dollars.

(a)	Each member of the Board, other than those who are employees of the Company, is eligible under the plan.

(b)	Each of these options will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant and will vest 25% per year on each anniversary of the option grant date for 4 years.

(c)	Each share of restricted stock will fully vest on the first anniversary of the grant date.
Amount of shares issued for stock grants will equal to amount of stock award divided by the per share 123R charge as determined by the company for financial reporting purposes.
Timing of Director Compensation:
Each Director shall receive an initial stock option grant and restricted stock award the day of Lululemon’s prospective IPO. Thereafter, each Director will receive their annual stock option grant and restricted stock award on the date of the Company’s annual meeting. The cash retainer fees will be paid in arrears, quarterly or semi-annually at the Company’s discretion.